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                                                                    EXHIBIT 4.05

                                     FORM OF
                           PROMISSORY NOTE PURSUANT TO
                         REVOLVING CREDIT LOAN AGREEMENT

US$__________                                               Date:_______________

      FOR VALUE RECEIVED, the undersigned (hereinafter, "Borrower") promises to pay to the order of ___________________ (hereinafter, "Lender") at such place as the Lender may from time to time designate, in lawful money of the United States of America, the principal sum of __________________________________ Dollars
($____________) (or so much thereof as has been advanced or re-advanced hereunder from time to time) together with interest thereon at the rate and upon the terms hereinafter provided. The following terms shall apply to this Note.

      1. Interest Rate. For the period from the date of this Note until the date on which the entire principal balance outstanding is paid in full (at stated maturity, on acceleration or otherwise), interest shall accrue on the principal balance from time to time outstanding at a fixed rate equal to twelve percent (12%) per annum.

      2. Repayment. The entire unpaid balance of principal, together with all accrued and unpaid interest thereon, shall be paid in full, in cash on or before _______________ [90 calendar days After the date of issuance] (the "Repayment Date"), unless extended in writing by Lender.

      3. Application of Payments. All payments made hereunder shall be applied first to late penalties or other sums owing the holder, next to accrued and unpaid interest, and then to principal.

      4. Optional Prepayment. Borrower may prepay this Note in whole or in part at any time or from time to time without penalty or additional interest.

      5. Event of Default. As used herein the term "Event of Default" shall mean
(a) a failure to make any payment of any amount required to be paid pursuant to this Note on the date such payment is due under this Note; and (b) an Event of Default as such term is defined under the Revolving Credit Loan Agreement between Borrower and Lender dated ________, 2005 (the "Loan Agreement").

      6. Acceleration Upon Event of Default. Upon the occurrence of an Event of Default, Lender may, at its option, in its sole and absolute discretion and without notice or demand, declare the entire unpaid balance of principal plus accrued interest and any other sums payable hereunder immediately due and payable.

      7. Expenses of Collection. Should this Note be referred to an attorney for collection, whether or not judgment has been confessed or suit has been filed, Borrower shall pay all of Lender's actual costs, fees (including reasonable attorneys' fees) and expenses resulting from such referral.

      8. Waiver of Protest. Borrower hereby waives presentment, notice of dishonor and protest.

      9. Commercial Loan. Borrower acknowledges and warrants that this Note evidences a "commercial loan" and that the proceeds of the Note will be used for the sole purpose of carrying

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on a business or commercial enterprise and not for personal, family, household or agricultural purposes.

      10. Waiver. No failure or delay by the holder hereof to insist upon the strict performance of any term, provision, or agreement of this Note, or to exercise any right, power or remedy consequent upon a breach thereof, shall constitute a waiver of any such term, provision or agreement or of any such breach, or preclude the holder hereof from exercising any such right, power or remedy at any later time or times. By accepting payment after the due date of any amount payable under this Note, the holder hereof shall not be deemed to have waived the right either to require prompt payment when due of all other amounts due under this Note, or to declare a default hereunder.

      11 Notices. All notices, consents, approvals, requests, demands and other communications that are required or may be given hereunder shall be in writing and shall be duly given if personally delivered, sent by telefax, telegram or overnight courier or posted by registered or certified mail, return receipt requested, postage prepaid and addressed to the other parties at the addresses set forth in the Loan Agreement.

Notices shall be deemed given on the next business day following the day such notice is posted or sent by courier in the manner described above, and if sent by telefax or telegram, on the date such notice is sent, and if delivered in person, on the date so delivered. Any notice period shall commence on the day such notice is deemed given. For the purposes of this Note, the term "business day" shall include all days other than Saturdays, Sundays and federal banking holidays in the United States.

      12. Headings. The section headings in this Note are for reference only, and shall not limit or otherwise affect any of the terms hereof.

      13. Choice of Law. This Note shall be governed, construed and enforced in accordance with the laws of the State of New Jersey.

      14. Binding Effect. This Note shall be binding upon Borrower and its successors and assigns.

      IN WITNESS WHEREOF, the undersigned has executed this Note as of the day and year first above written.

BORROWER:                                     U.S. MEDSYS CORP.

                                              NOT FOR EXECUTION

                                              By: ______________________________
                                                  Thomas H. King, CEO

Attest:

NOT FOR EXECUTION

__________________________
George Anagnost, Secretary